Consent of Independent Registered Public Accounting Firm

The Board of Directors

Foamex International Inc.:

We consent to the use of our report dated March 29, 2007, with respect to the consolidated balance sheets of Foamex International Inc. and subsidiaries as of December 31, 2006 and January 1, 2006, and the related consolidated statements of operations, cash flows, and stockholders’ deficiency for each of the fiscal years in the three-year period ended December 31, 2006, and the related financial statement schedules, incorporated herein by reference.

Our report refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised), “Share-Based Payment,” effective January 2, 2006, Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statement No. 87, 88, 106 and 132 (R),” effective December 31, 2006, and Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations – an interpretation of FASB Statement No. 143,” effective January 1, 2006.

/s/ KPMG LLP

Philadelphia, Pennsylvania

May 21, 2007